- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/X/  Preliminary proxy statement

/ /  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                PIONEER-STANDARD
                               ELECTRONICS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       PIONEER-STANDARD ELECTRONICS, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, schedule or registration statement no.:
     (3) Filing party:
     (4) Date filed:
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                 [PIONEER LOGO]

                                 June 10, 1994

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Pioneer-Standard Electronics, Inc., which will be held on Tuesday, July 26, 1994 at the Cleveland South Hilton Inn, 6200 Quarry Lane, Cleveland, Ohio at 11:00 a.m. A map to the Cleveland South Hilton Inn is set forth on the inside back cover of the Proxy Statement. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, in addition to electing three Directors, your Board is asking shareholders to approve an amendment to the Company's Amended Articles of Incorporation to increase the number of authorized Common Shares. These proposals are fully set forth in the accompanying Proxy Statement, which you are requested to read thoroughly.

     For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" each of the proposals.

     It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed Proxy in the envelope provided, at your earliest convenience.

     Thank you for your cooperation and continued support.

Preston B. Heller, Jr.                                     James L. Bayman
Chairman of the Board and                                  President and Chief
Chief Executive Officer                                    Operating Officer

                              [Pioneer Logo Here]

                       PIONEER-STANDARD ELECTRONICS, INC.
                 4800 EAST 131ST STREET / CLEVELAND, OHIO 44105

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of the Shareholders (the "Annual Meeting") of Pioneer-Standard Electronics, Inc. (the "Company") will be held at the Cleveland South Hilton Inn, 6200 Quarry Lane, Cleveland, Ohio, on Tuesday, July 26, 1994, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

          1. To elect three (3) Class C members of the Board of Directors of the Company to hold office for a term of three (3) years and until their respective successors are elected;

          2. To amend the Company's Amended Articles of Incorporation to increase the number of authorized Common Shares of the Company from 20,000,000 Common Shares to 40,000,000 Common Shares; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on June 1, 1994 are entitled to notice of the Annual Meeting and to vote thereat.

                                          By Order of the Board of Directors.

                                          William A. Papenbrock
                                          Secretary

June 10, 1994

     PLEASE SIGN AND MAIL YOUR PROXY PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                              [Pioneer Logo Here]

                       PIONEER-STANDARD ELECTRONICS, INC.
                 4800 EAST 131ST STREET / CLEVELAND, OHIO 44105

                               ------------------

                    MAILED TO SHAREHOLDERS ON JUNE 10, 1994

                                PROXY STATEMENT

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 26, 1994

     The Proxy enclosed with this Proxy Statement is solicited by the Board of Directors of Pioneer-Standard Electronics, Inc. (the "Company") and is to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 26, 1994, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. Without affecting any vote previously taken, a shareholder may revoke his Proxy by giving notice to the Company in writing at any time before its exercise or in open meeting. Unless so revoked, shares represented by a valid Proxy (in the form enclosed and properly signed) received in time for the voting will be voted in accordance with the directions contained therein.

     The holders of Common Shares of the Company (the only class of shares outstanding) will be entitled to vote at the Annual Meeting. At the close of business on June 1, 1994, the date fixed for the determination of persons entitled to vote, there were 9,912,906 Common Shares outstanding and entitled to vote at the Annual Meeting, each share being entitled to one vote. Under Ohio law and the Company's Amended Code of Regulations, if a quorum is present at the Annual Meeting, the three (3) nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the Common Shares present in person or by proxy and entitled to vote will be elected Directors. However, the proposal to amend the Company's Amended Articles of Incorporation ("Proposal 2") must be approved by the affirmative vote of the holders of record of at least two-thirds of the Common Shares. Votes that are withheld with respect to the election of Directors will not be counted in determining the outcome of the election. An abstention from voting any share with respect to Proposal 2 will have the practical effect of a vote against Proposal 2. A broker non-vote with respect to any share will not effect the election of Directors, since the share is not considered present for voting purposes; however, a broker non-vote with respect to any share will have the practical effect of a vote against Proposal 2, since the adoption of Proposal 2 is determined on the basis of outstanding shares, rather than shares present.

     If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the Annual Meeting that he desires that the voting for the election of Directors be cumulative, an announcement of the giving of such notice shall be made upon the convening of the meeting by the Chairman or Secretary or may be made by or on behalf of the shareholder giving such notice. Cumulative voting permits each shareholder to cumulate his voting power at such election by giving one nominee as many votes as equals the product of the number of Directors to be elected multiplied by the number of his votes, or by distributing his votes on the same principle among two or more nominees, as the shareholder sees fit.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Amended Code of Regulations of the Company provides that the Board of Directors shall be divided into three classes: Class A, Class B and Class C. All Directors serve for three-year terms and until their respective successors are elected. The authorized number of Directors of the Company is presently fixed at ten, with a vacancy existing in Class B.

     At this Annual Meeting, three Class C Directors are to be elected for a three-year term ending at the Annual Meeting in 1997. The nominees for election are Preston B. Heller, Jr., Arthur Rhein and Thomas C. Sullivan, all of whom currently serve as Directors of the Company.

     The proxyholders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof for the election as Directors of the three nominees named above unless the shareholder instructs, by marking the appropriate space on the Proxy, that authority to vote is withheld. If cumulative voting is in effect, the proxyholders shall have full discretion and authority to vote for any one or more of such nominees. In the event of cumulative voting, the proxyholders will vote the shares represented by each Proxy so as to maximize the number of Board of Directors' nominees elected to the Board. Each of the nominees has indicated his willingness to serve as a Director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than three nominees or for persons other than those named above and any such substitute nominee for any of them.

     The following table sets forth with respect to each of the nominees for election and the other Directors whose terms will continue after the Annual
Meeting: his principal occupation; the period during which he has served as a Director of the Company; his age; and the expiration date of his term or the term for which he is a nominee.

                             NOMINEES FOR ELECTION

                               PRINCIPAL OCCUPATION OR EMPLOYMENT
                                  FOR PAST FIVE YEARS AND OTHER          DIRECTOR                    PROPOSED
                                 DIRECTORSHIPS OF PUBLICLY-HELD         CONTINUOUSLY                   TERM
            NAME                          CORPORATIONS                    SINCE           AGE         EXPIRES
- - ---------------------------- ---------------------------------------    ----------     ---------    -----------
CLASS C DIRECTORS
Preston B. Heller, Jr.(1)... Chairman of the Board and Chief               1969           64           1997
                             Executive Officer of the Company;
                             Director, National City Bank (a
                             subsidiary of National City
                             Corporation), and Sudbury, Inc.
Arthur Rhein................ Senior Vice President                         1990           48           1997
Thomas C. Sullivan(1)(3).... Chairman of the Board and Chief               1984           56           1997
                             Executive Officer, RPM, Inc. (Specialty
                             Coatings and Membranes); Director,
                             National City Bank (a subsidiary of
                             National City Corporation)

                         DIRECTORS CONTINUING IN OFFICE

                               PRINCIPAL OCCUPATION OR EMPLOYMENT
                                  FOR PAST FIVE YEARS AND OTHER          DIRECTOR
                                 DIRECTORSHIPS OF PUBLICLY-HELD         CONTINUOUSLY                   TERM
            NAME                          CORPORATIONS                    SINCE           AGE         EXPIRES
- - ---------------------------- ---------------------------------------    ----------     ---------    -----------
CLASS A DIRECTORS
Frederick A. Downey(1)...... President, F.A. Downey Associates, Inc.       1983           66           1995
                             (Venture Capital/Consulting); prior
                             thereto, Executive Vice President --
                             Finance and Administration and
                             Director, Parker-Hannifin Corporation
                             (Motion Control Systems and Components)
                             until retirement on January 1, 1988;
                             Director, Main Street Bancorp
Victor Gelb(1)(2)(3)........ President, Victor Gelb, Inc.                  1971           67           1995
                             (Industrial Fibers); Chairman of the
                             Board, Capitol American Financial Corp.
                             (Insurance) until January, 1990;
                             Director, Specialty Chemical Resources,
                             Inc.
Edwin Z. Singer(1)(2)(3).... Chairman of the Board, Sandusco, Inc.         1974           63           1995
                             (Wholesale Merchandising, Real Estate);
                             Director, Star Bank, N.A., Cleveland
CLASS B DIRECTORS
James L. Bayman............. President and Chief Operating Officer         1984           57           1996
                             of the Company
Gordon E. Heffern(3)........ Retired Chairman of the Board and Chief       1989           70           1996
                             Executive Officer, Society Corporation
                             and Society National Bank since 1987
                             and 1985, respectively (Banking);
                             Director, A. Schulman Inc., and Scripps
                             Howard Broadcasting Company
Karl E. Ware(2)............. Chairman and Chief Executive Officer,         1988           67           1996
                             Ware Industries, Inc. (Metal Wire Forms
                             and Steel Components); Director, Acme-
                             Cleveland Corporation, Lesco, Inc., and
                             Lubrizol Corporation

- - ---------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND COMPENSATION OF DIRECTORS

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee, which held no meetings during the last fiscal year, exercises the power and authority of the Board of Directors in the interim period between Board meetings. The Audit Committee, which held three meetings during the last fiscal year, reviews with the Company's independent auditors the proposed scope of the Company's annual audits and audit results, reviews the adequacy of internal financial controls and internal audit functions, provides recommendations as to the engagement of independent auditors, and reviews any problems identified by either the internal or external audit functions. The Compensation Committee, which held two meetings during the last fiscal year, reviews and makes certain decisions concerning executive officers' salaries and bonuses and the Company's stock option plans. The Compensation Committee also reviews and makes recommendations concerning Director compensation. The Board of Directors has no nominating committee.

     The Board of Directors held four meetings during the fiscal year ended March 31, 1994. During that fiscal year, no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served, during the periods that he served, with the exception of Gordon E. Heffern who attended 67% of such meetings.

     During the fiscal year ended March 31, 1994, Directors who are not also employees of the Company received an annual fee of $10,000 and $1,000 for each Board or Committee meeting he attended. In addition, such Directors are to receive $200 for each Board or Committee telephone conference in which he participates. As Chairman of the Audit Committee, Mr. Singer received $2,000 in addition to any fees he received as a Committee member, and, as Chairman of the Compensation Committee, Mr. Gelb received $1,000 in addition to any fees he received as a Committee member. In the event that more than one Board or Committee meeting is held on one day, the Directors involved only receive $500 for the second meeting attended.

                                SHARE OWNERSHIP

     The following table sets forth the number of Common Shares of the Company beneficially owned by each of the nominees for Director and the Directors whose terms will continue after the Annual Meeting; the Chief Executive Officer and each of the four most highly-compensated executive officers of the Company during fiscal 1994; all Directors and officers as a group; and the percent of the class so owned as of June 1, 1994.

                                                                     NUMBER OF
                                                                       COMMON
                                                                       SHARES
                                                                    BENEFICIALLY     PERCENT OF
                              NAME                                    OWNED(1)         CLASS
- - ----------------------------------------------------------------    ------------     ----------
James L. Bayman.................................................       256,620           2.6
Frederick A. Downey.............................................         2,000             *
Victor Gelb.....................................................        12,112           0.1
John V. Goodger.................................................         9,400(2)        0.1
Gordon E. Heffern...............................................         3,510             *
Preston B. Heller, Jr. .........................................       482,399(3)        4.9
Janice M. Margheret.............................................        55,200(4)        0.6
Arthur Rhein....................................................        61,050(5)        0.6
Edwin Z. Singer.................................................        36,259(6)        0.4
Thomas C. Sullivan..............................................         1,500             *
Karl E. Ware....................................................           600             *
All Directors and officers as a Group (12 persons)..............       921,400(7)        9.2

- - ---------------

* Shares owned are less than one-tenth of one percent of class.

(1) Except where otherwise indicated, beneficial ownership of the Common Shares held by the persons listed in the table above is comprised of both sole voting and investment power, or voting and investment power that is shared with the spouses of such persons.

(2) Includes 8,950 Common Shares which Mr. Goodger has the right to acquire within 60 days of June 1, 1994 through the exercise of stock options granted to him under the 1982 Incentive Stock Option Plan and the 1991 Stock Option Plan.

(3) Includes 2,483 Common Shares held in a trust for which Mr. Heller serves as co-trustee and shares voting and dispositive power.

(4) Includes 55,050 Common Shares which Ms. Margheret has the right to acquire within 60 days of June 1, 1994 through the exercise of stock options granted to her under the 1982 Incentive Stock Option Plan and the 1991 Stock Option Plan.

(5) Includes 58,050 Common Shares which Mr. Rhein has the right to acquire within 60 days of June 1, 1994, through the exercise of stock options granted to him under the 1982 Incentive Stock Option Plan and the 1991 Stock Option Plan.

(6) Includes 30,000 Common Shares beneficially owned by a corporation controlled by Mr. Singer.

(7) The number of Common Shares shown as beneficially owned by the Company's Directors and officers as a group includes 122,050 Common Shares which such persons have the right to acquire within 60 days of June 1, 1994 through the exercise of stock options granted to them under the 1982 Incentive Stock Option Plan and the 1991 Stock Option Plan.

     The following table sets forth information as of June 1, 1994 with respect to each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares of the Company:

                                                 NUMBER OF COMMON
           NAME AND ADDRESS OF                        SHARES               PERCENT OF
             BENEFICIAL OWNER                   BENEFICIALLY OWNED            CLASS
- - ------------------------------------------    ----------------------     ---------------
FMR Corp.
  82 Devonshire Street                               1,085,513(1)             10.95
  Boston, Massachusetts 02109

- - ---------------

(1) According to a Schedule 13G furnished to the Company, FMR Corp. has sole power to vote or to direct the vote of 7,250 Common Shares and sole power to dispose of or direct the disposition of all 1,085,513 Common Shares that it beneficially owns.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended March 31, 1994, 1993 and 1992, of all those persons who were at March 31, 1994, (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                   COMPEN-
                                                                                    SATION
                                                 ANNUAL                             AWARDS
                                              COMPENSATION                       ------------
                             -----------------------------------------------
                                                                   OTHER
                                                                   ANNUAL         SECURITIES       ALL OTHER
        NAME AND                                                  COMPEN-         UNDERLYING        COMPEN-
   PRINCIPAL POSITION        YEAR      SALARY       BONUS       SATION(1)(2)       OPTIONS        SATION(2)(3)
- - -------------------------    -----    --------     --------     ------------     ------------     ------------
Preston B. Heller, Jr.       1994     $210,000     $312,639       $     --                 --       $ 13,992
  Chairman of the            1993      150,000      168,850             --                 --          9,415
  Board and Chief            1992      150,000       54,731             --                 --             --
  Executive Officer
James L. Bayman              1994      250,000      357,301             --                 --         11,957
  President and Chief        1993      190,000      192,972             --                 --          8,078
  Operating Officer          1992      190,000       62,549             --                 --             --
Arthur Rhein                 1994      200,000      290,307             --             50,000         12,701
  Senior Vice President      1993      140,000      156,790             --                 --          8,214
                             1992      140,000       50,821             --             15,000             --
Janice M. Margheret          1994      185,000      223,313             --             50,000         11,675
  Senior Vice President      1993      125,000       96,486             --                 --          8,070
                             1992      125,000       31,275             --             15,000             --
John V. Goodger              1994      125,000       66,994             --             15,000          8,643
  Vice President,            1993      112,500       36,182             --                 --          5,668
  Treasurer and Assistant    1992      112,500       11,728             --              3,750             --
  Secretary

- - ---------------

(1) Unless otherwise indicated, no executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his or her aggregate salary and bonus.

(2) In accordance with the transitional provisions of the rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts under "Other Annual Compensation" and "All Other Compensation" are excluded for the Company's 1992 fiscal year.

(3) Consists of contributions by the Company on behalf of the Named Executives to the Pioneer Employees' Profit Sharing Retirement Plan during fiscal 1993 and fiscal 1994.

                  OPTION GRANTS, EXERCISES AND YEAR-END VALUES

     The following table sets forth information regarding grants of stock options to the Named Executives under the 1991 Stock Option Plan during the fiscal year ended March 31, 1994. The options were granted at the fair market value on the date of grant for a term of ten (10) years.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK PRICE
                                INDIVIDUAL GRANTS                                                 APPRECIATION
- - ---------------------------------------------------------------------------------         FOR OPTION TERM (10 YEARS)(3)
                                          % OF TOTAL                                  -------------------------------------
                            NUMBER OF      OPTIONS
                            SECURITIES    GRANTED TO     EXERCISE                               5%                   10%
                            UNDERLYING    EMPLOYEES       OR BASE                     -----------------------     ---------
                             OPTIONS      IN FISCAL        PRICE       EXPIRATION     PRICE PER     AGGREGATE     PRICE PER
          NAME               GRANTED         YEAR        ($/SHARE)        DATE          SHARE         VALUE         SHARE
- - ------------------------    ---------     ----------     ---------     ----------     ---------     ---------     ---------
Preston B. Heller,
  Jr....................          --           --              --             --            --            --            --
James L. Bayman.........          --           --              --             --            --            --            --
Arthur Rhein............      50,000(1)      16.7%        $ 13.75        4/26/03       $ 22.40      $432,500       $ 35.66
Janice M. Margheret.....      50,000(1)      16.7%          13.75        4/26/03         22.40       432,500         35.66
John V. Goodger.........      15,000(2)       5.0%          13.75        4/26/03         22.40       129,750         35.66


- - ------------------------

                          AGGREGATE
          NAME              VALUE
- - ------------------------  ----------
Preston B. Heller,
  Jr....................          --
James L. Bayman.........          --
Arthur Rhein............  $1,095,500
Janice M. Margheret.....   1,095,500
John V. Goodger.........     328,650

- - ---------------

(1) Option shares become exercisable on the anniversary date of the date of grant as follows: 300 shares in 1994, 2,500 shares in 1995, 7,200 shares beginning in 1996 through 2001 and 4,000 shares in 2002.

(2) Option shares become exercisable on the anniversary date of the date of grant as follows: 2,500 shares in 1994 and thereafter 2,500 shares per year.

(3) Realizable values are reported net of the option exercise price.

     Shown below is information with respect to the exercise of options to purchase the Company's Common Shares by the Named Executives and unexercised options to purchase the Company's Common Shares for the Named Executives.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                         NUMBER OF
                                                                   SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS
                                  SHARES                              FISCAL YEAR-END                 AT FISCAL YEAR-END(1)
                                ACQUIRED ON       VALUE        -----------------------------     -------------------------------
            NAME                 EXERCISE        REALIZED      EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
- - ----------------------------    -----------     ----------     -----------     -------------     -------------     -------------
Preston B. Heller, Jr.......           --               --            --               --                   --              --
James L. Bayman.............      135,000       $2,954,005            --               --                   --              --
Arthur Rhein................        3,000           61,380        53,250           63,500          $   838,532       $ 646,121
Janice M. Margheret.........           --               --        50,250           63,500              789,748         646,121
John V. Goodger.............           --               --         5,250           15,000               71,311         135,000

- - ---------------

(1) Based on the difference between the exercise price of such options and the closing price of a share of the Company's Common Shares on the NASDAQ National Market System on March 31, 1994 ($22.75).

EMPLOYMENT AGREEMENTS

     The Company has Amended and Restated Employment Agreements with Preston B. Heller, Jr., Chairman of the Board and Chief Executive Officer, James L. Bayman, President and Chief Operating Officer, Arthur Rhein, Senior Vice President and Janice M. Margheret, Senior Vice President, and as authorized by the Compensation Committee on April 22, 1994, effective as of April 1, 1994, the Company entered into a new Amended and Restated Employment Agreement with John
V. Goodger, Vice President, Treasurer and Assistant Secretary (the "Employment Agreements"). The Employment Agreements provide for a continuous employment arrangement subject to (i) death or disability, (ii) termination by the Company, for cause (as defined) or without cause at any time, and (iii) the officer's voluntary termination. The Employment Agreements also provide for an annual base salary of $210,000 for Mr. Heller, $250,000 for Mr. Bayman, $200,000 for Mr. Rhein and $185,000 for Ms. Margheret. Mr. Goodger's new Employment Agreement reflects a $5,000 increase in his annual base salary from $125,000 to $130,000. In addition, the Employment Agreements provide for annual cash incentive bonuses, in accordance with a formula based upon the product of the sum of the Company's actual operating income (as defined) plus equity in profits or losses attributable to the Company's affiliate, Pioneer Technologies Group, Inc., as multiplied by a ratio of the Company's actual return on capital (as defined), compared with a pre-determined standard. Mr. Heller, Mr. Bayman, Mr. Rhein, Ms. Margheret and Mr. Goodger receive annual cash incentive bonuses in an amount equal to 7/10 of 1%, 4/5 of 1%, 65/100 of 1%, 5/10 of 1% and 15/100 of 1%,
respectively, of the Company's adjusted income as computed in accordance with such formula.

     Upon termination of an executive officer's employment by the Company without cause, and subject to compliance by the officer with certain provisions relating to competition, confidential information and noninterference, each officer will be entitled to receive his or her base salary for the month in which termination shall have occurred, and an amount per month consisting of 1/24 of the total of an amount equal to his or her two previous 24 months of base salary plus an amount equal to the incentive cash bonus for the two previously completed fiscal years, for a period of 24 months in the case of Messrs. Heller and Bayman, 12 months in the case of Mr. Rhein and Ms. Margheret, and six months in the case of Mr. Goodger. In addition to such monthly payments, each officer would also receive his or her vested bonus payable in accordance with certain provisions of the Employment Agreements and certain benefits provided to the officers under certain employee benefit plans, programs or arrangements.

     In the event of termination in connection with a change in control, the officers have the right to terminate their employment with the Company and are entitled to receive an amount equal to one month of their then base salary, plus an amount equal to his or her previous 24 months of base salary and an amount equal to his or her bonus for the two previously completed fiscal years, payable in one payment immediately upon such termination. Each officer also will receive his or her vested bonus payable in accordance with certain provisions of the Employment Agreements. For two years following such termination, the officer will also be entitled to all benefits and service credits for benefits under all employee benefit plans, programs or arrangements of the Company. The Employment Agreements also provide for the payment by the Company of legal fees incurred by the officers in the event that, following a change in control, such officers may be caused to institute or defend legal proceedings to enforce their rights under the Employment Agreements. A "change in control" is defined as (i) the acquisition by any person of beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities or (ii) during any period of 12 consecutive months, individuals who were Directors of the Company at the beginning of the period, and for whom such officers voted as a shareholder, cease for any reason to constitute at least a majority of the Board of Directors of the Company.

     Termination for disability will result in continued payment of the officer's then base salary plus bonus for a maximum period of six months in the case of Messrs. Heller and Bayman, or three months, in the case of Mr. Rhein, Ms. Margheret and Mr. Goodger, following which the officer will receive disability benefits under the Company's long term disability program. Each officer would also receive his or her vested bonus payable in accordance with certain provisions of the Employment Agreements. Upon the voluntary termination or termination for cause (as defined) of any such officer, no further remuneration payments will be due him or her.

CERTAIN TRANSACTIONS

     During the fiscal year ended March 31, 1994, the Company paid an aggregate of $354,704 for office furnishings to a company controlled by the wife of James
L. Bayman, President, Chief Operating Officer and a Director of the Company.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Company's Compensation Committee is comprised of four (4) Directors, and each member of the Compensation Committee is a non-employee Director of the Company. The Compensation Committee is responsible for reviewing and implementing the Company's existing and proposed executive compensation arrangements and plans and to administer the 1982 Incentive Stock Option Plan, as amended, and the 1991 Stock Option Plan, as amended.

     Set forth below is a report submitted by Messrs. Gelb, Heffern, Singer, and Sullivan in their capacity as members of the Compensation Committee addressing the Company's compensation objectives and philosophies, together with a discussion of the factors considered in determining the compensation for the Company's 1994 fiscal year of Mr. Preston B. Heller, the Chief Executive Officer of the Company, and Messrs. Bayman, Rhein and Goodger and Ms. Margheret, the four executive officers other than Mr. Heller who, for fiscal 1994, were the Company's most highly compensated executive officers (collectively, with Mr. Heller, the "Named Executives").

OBJECTIVES AND PHILOSOPHY

     The Company's compensation programs are intended to provide its executives with a mix of salary, benefits, and incentive compensation arrangements that:

     - are at levels that will attract and retain qualified executives;

     - are closely linked to the accomplishments of the Company and each executive's individual performance; and

     - encourage stock ownership by aligning executive compensation with shareholder value.

     The compensation of executives is intended to assist the Company in obtaining the objectives set forth above. The Company seeks to provide its executives with compensation that is comparable to similarly situated companies, specifically, Anthem Electronics, Inc., Arrow Electronics, Inc., Avnet, Inc., Bell Industries, Inc., Hall-Mark Electronics Corporation, Marshall Industries and Wyle Laboratories, and commensurate with the performance, experience, and responsibilities of each executive. Cash incentive bonuses are awarded to executives pursuant to a formula linked to the Company's financial performance. Long-term incentive opportunities in the form of stock options are granted to executives to provide them with an opportunity to acquire a proprietary interest in the Company, thereby providing them with an incentive to promote the long-term interests of the Company's shareholders. In addition, the general business outlook of the Company and the electronic distribution industry in general is considered when determining the compensation of the Company's executives.

     The Company's compensation arrangements and plans are currently structured in such a manner that it is unlikely (other than in the case of a "change in control") that the compensation which may be paid to any Named Executive in any year will exceed $1 million. The Compensation Committee believes that it is in the best interests of shareholders to retain as much flexibility as possible, presently and in the future, with respect to the Company's compensation arrangements and plans. However, the Compensation Committee recognizes that the recently enacted Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that no deduction is allowed for remuneration paid to any Named Executive by the Company to the extent the remuneration paid exceeds $1 million. In the future, if the Compensation Committee determines that the compensation which may be paid to any Named Executive in any year could exceed $1 million, the Compensation Committee may reexamine its policy.

FISCAL 1994 COMPENSATION DECISIONS

     Salaries. On April 27, 1993, Mr. Heller, the Company's Chief Executive Officer, presented a proposal to the Compensation Committee that it approve increased salaries of $190,000 to $250,000, $140,000 to $200,000, $125,000 to
$185,000 and $112,500 to $125,000 for Mr. Bayman, Mr. Rhein, Ms. Margheret and Mr. Goodger, respectively. In determining whether to make these salary adjustments for fiscal 1994, consideration was given to the performance and responsibilities of each executive, and the levels of compensation of similarly situated companies, specifically, Anthem Electronics, Inc., Arrow Electronics, Inc., Avnet, Inc., Bell Industries, Inc., Hall-Mark Electronics Corporation, Marshall Industries and Wyle Laboratories. The Compensation Committee strives to provide its executives with salaries at a competitive median in comparison to such similarly situated companies. The major part of the Compensation Committee's decisions with respect to salaries was based on Mr. Heller's recommendations. The balance of the Compensation Committee's decision was based on factors relating to the business outlook of the Company and the electronic distribution industry in general. The salaries of the four (4) executives were increased by the Compensation Committee as proposed by Mr. Heller for fiscal 1994.

     Annual Incentive Compensation. Annual incentive compensation is awarded to the Named Executives in the form of cash bonuses paid pursuant to a formula contained in their employment agreements. The formula is based upon the product of the sum of the Company's actual operating income (as defined) plus equity in profits or losses attributable to the Company's affiliate, Pioneer Technologies Group, Inc., as multiplied by a ratio of the Company's actual return on capital (as defined) compared with a pre-determined standard. On April 27, 1993, the Compensation Committee approved the payment of the cash incentive bonus, for the fiscal year ending March 31, 1994, to Mr. Heller, Mr. Bayman, Mr. Rhein, Ms. Margheret and Mr. Goodger in an amount equal to 7/10 of 1%, 4/5 of 1%, 65/100 of 1%, 5/10 of 1% and 15/100 of 1%, respectively, of the Company's adjusted 1994 fiscal year income as computed in accordance with the formula contained in the Named Executives' employment agreements. Based upon the results of operations for the Company's March 31, 1994 fiscal year, Mr. Heller will receive a cash incentive bonus of $312,639, Mr. Bayman will receive a cash incentive bonus of $357,301, Mr. Rhein will receive a cash incentive bonus of $290,307, Ms. Margheret will receive a cash incentive bonus of $223,313 and Mr. Goodger will receive a cash incentive bonus of $66,994.

     Stock Options. On April 27, 1993, Mr. Heller presented a proposal to the Compensation Committee that it authorize the grant of options of 50,000 Common Shares to Ms. Margheret, 50,000 Common Shares to Mr. Rhein and 15,000 Common Shares to Mr. Goodger. In determining whether to award such stock options, the Compensation Committee reviewed the proprietary interest in the Company held by Messrs. Rhein and Goodger and Ms. Margheret, the desirability of increasing such proprietary interest, and the performance of Messrs. Rhein and Goodger and Ms. Margheret. The major part of the Compensation Committee's decision with respect to the grant of stock options was based on Mr. Heller's recommendations, and the balance of the Committee's decision was based on the other factors discussed above. After consideration of these matters, the Compensation Committee decided to award the stock options, as proposed by Mr. Heller, to Messrs. Rhein and Goodger and Ms. Margheret at exercise prices equal to $13.75, which was the last sales price of the Common Shares on April 27, 1993.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Heller included in his April 27, 1993 proposal for salary increases of the executives, a proposal to increase his salary from $150,000 to $210,000. The Compensation Committee reviewed the same policies reviewed in connection with the other Named Executives' salaries as described. In addition, Mr. Heller's performance was also measured by the Company's financial condition and the general success in achieving strategic objectives. The major part of the Compensation Committee's decision with respect to Mr. Heller's salary was based on Mr. Heller's recommendation, and the balance of the Compensation Committee's decision was based on the other factors discussed above. Mr. Heller also received the $312,639 cash incentive bonus for fiscal year 1994 as described above.

ADDITIONAL MATTERS

     On April 22, 1994, the Compensation Committee authorized an amendment to the Amended and Restated Employment Agreement for Mr. Goodger, effective April 1, 1994, to provide for a $5,000 salary increase for Mr. Goodger. The Compensation Committee did not increase the salaries of the other executive officers for fiscal 1995. The Compensation Committee also authorized the grant of options under the 1991 Stock Option Plan, at an option price equal to the last sales price on April 22, 1994 ($22.50), to purchase 9,600 Common Shares to Ms. Margheret, 9,600 Common Shares to Mr. Rhein, 6,000 Common Shares to Mr. Goodger and 123,000 Common Shares to other employees.

              THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                             Victor Gelb (Chairman)
                               Gordon E. Heffern
                                Edwin Z. Singer
                               Thomas C. Sullivan

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following chart compares the value of $100 invested in the Company's Common Shares with a similar investment in the S&P 500 Stock Index ("S&P 500") and the companies listed in the SIC Code 5065 -- Electronic Parts and Equipment N.E.C. Index ("Peer Group") for the period March 31, 1989 through March 31, 1994.

      Measurement Period         Pioneer-Stan-    S&P 500 In-
    (Fiscal Year Covered)            dard             dex         Peer Group
1989                                       100             100             100
1990                                       104             119             131
1991                                       145             136             137
1992                                       122             152             163
1993                                       279             175             214
1994                                       377             177             215

                                 PROPOSAL NO. 2

                 AMENDMENT TO AMENDED ARTICLES OF INCORPORATION

     The total authorized capital of the Company, as set forth in Article Fourth of the Company's Amended Articles of Incorporation, consists of 20,000,000 shares, all of which are Common Shares, without par value. Under the proposed amendment to the Amended Articles of Incorporation, the total authorized capital will be increased to 40,000,000 shares, all of which shall be Common Shares, without par value. The Board of Directors approved the proposal on April 26, 1994. The Board of Directors does not presently contemplate proposing any other changes to the Company's Amended Articles of Incorporation or Amended Code of Regulations. In addition to the 9,912,906 presently issued and outstanding Common Shares, the Company has reserved 1,024,625 Common Shares for issuance pursuant to its stock option plans.

     The principal purpose for the proposal is to make available additional Common Shares for possible stock splits, dividends, acquisitions, public offerings and other corporate purposes. The Company does not presently have any agreements or understandings with respect to transactions which would call for the issuance of any of the additional 20,000,000 Common Shares. Shareholders have no pre-emptive rights with respect to the issuance of additional Common Shares, and the issuance of additional Common Shares would not require any further shareholder approval, except as otherwise expressly required under Ohio Corporation Law.

     The Company's purpose in increasing the number of authorized Common Shares available for issuance is described above. Nevertheless, the authorization of additional Common Shares might be considered as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of Common Shares, to acquire control of the Company with a view to effecting a merger, sale of the Company's assets or similar transaction, since the issuance of additional Common Shares could be used to dilute the share ownership or voting rights of such person or entity. Moreover, any of the authorized but unissued Common Shares could be privately placed with purchasers supportive of incumbent management, making a change in control of the Company more difficult.

     The Company's Amended Articles of Incorporation contains provisions relating to shareholder approval of certain business combinations. The Amended Articles of Incorporation provide that certain business combinations involving the Company and any person beneficially owning 10% or more of the Common Shares must be approved by the affirmative vote of 80% of the outstanding shares entitled to vote generally in the election of Directors. However, the 80% voting requirement does not apply if (1) not less than a majority of continuing Directors, has approved, in advance, the acquisition of those outstanding shares of the Company purchased by the 10% shareholder or has approved the business combination, or (2) the business combination is a merger or consolidation and the consideration to be received by holders of Common Shares as a result of the business combination is not less than (a) the greater of (i) the highest price per share, including commissions, paid by such person in obtaining 10% or more of the Company's Common Shares during the two-year period ending on the date of the most recent purchase of any such shares, or (ii) the highest sales price reported for the Common Shares during the two-year period preceding the first public announcement of the proposed business combination, (b) plus interest and less cash dividends.

     In addition, the Company's Amended Code of Regulations provides that the Board of Directors shall be divided into three classes and requires that any proposal to increase or decrease the number of Directors be approved by the vote of the holders of a majority of shares entitled to vote on the proposal; provided, however, that the number of Directors of any class shall not consist of less than three Directors. Moreover, the Amended Code of Regulations provides that the Directors may be removed from office by the vote of the holders of two-thirds of the voting power entitled to elect Directors in place of those removed; provided, however, that unless all the Directors of a particular class are removed, no individual Director may be removed without cause if a sufficient number of shares are cast against such removal which, if cumulatively voted at an election for all the Directors, or all the Directors of a particular class, as the case may be, would be sufficient to elect at least one Director. The purpose of these provisions is to prevent Directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified Board structure unless dissatisfaction with the performance of one or more Directors is widely shared by the Company's shareholders. These provisions could also have the effect of increasing the amount of time required for an acquiror to obtain control of the Company by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate favorable terms for management.

     Some shareholders might consider any increase in anti-takeover protection undesirable because to the extent that any anti-takeover protection discourages speculation or short-term trading in the Company's Common Shares, the market impact of such protection could be reduced trading and a lower price. In addition, shareholders may favor a proposed change in management or control. However, it is not the intent of the Company to use the additional authorized Common Shares to block any takeover attempt or change in management or control, without consideration of the benefits to the Company and its shareholders. There presently is no takeover proposal before the Company, nor is the Company aware that any person contemplates such a proposal.

     The Board of Directors recommends a vote FOR this proposal. The persons named in the accompanying Proxy or their substitutes will vote such Proxy for this proposal unless it is marked to the contrary. A favorable vote of two-thirds of the outstanding Common Shares on the record date is required for adoption of the proposed amendment.

                              INDEPENDENT AUDITORS

     The Board of Directors plans on selecting, at the next Board of Directors meeting to be held in July, 1994, Ernst & Young to audit the accounts of the Company for the fiscal year ending March 31, 1995, and to perform such other accounting services as may be appropriate. Prior to its merger with Ernst & Whinney in 1989, the firm of Arthur Young & Company audited the accounts of the Company annually since 1964.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     Reports will be laid before the Annual Meeting, including a letter from the Chairman of the Board and the President which accompanies the financial statements of the Company and the Auditor's Report prepared by independent auditors. The Board of Directors does not contemplate and does not intend to present for consideration the taking of action by shareholders with respect to any reports to be laid before the Annual Meeting or with respect to the minutes of the Annual Meeting of Shareholders held on July 27, 1993, which will be read at the Annual Meeting on July 26, 1994, unless a motion to dispense with a reading is adopted.

     The Board of Directors of the Company is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

     The cost of solicitation of Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary to assure sufficient representation, officers and employees of the Company may in person or by telephone or telegram request the return of Proxies. The Company has also retained D. F. King & Co. Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies for whose services the Company will pay a fee of $4,500, plus reimbursement of out-of-pocket expenses.

     Any shareholder proposal intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company's Secretary at the Company's principal executive offices not later than February 10, 1995, for inclusion in the Board of Directors' Proxy Statement and form of Proxy relating to that Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the Securities and Exchange Commission.

     UPON THE RECEIPT OF A WRITTEN REQUEST FROM ANY SHAREHOLDER ENTITLED TO VOTE AT THE FORTHCOMING ANNUAL MEETING, THE COMPANY WILL MAIL, AT NO CHARGE TO THE SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, FOR THE COMPANY'S MOST RECENT FISCAL YEAR. REQUESTS FROM BENEFICIAL OWNERS OF THE COMPANY'S VOTING SECURITIES MUST SET FORTH A GOOD-FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT SUCH ANNUAL MEETING. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE DIRECTED TO:

                  Mr. John V. Goodger
                  Vice President, Treasurer and Assistant Secretary Pioneer-Standard Electronics, Inc.
                  4800 East 131st Street
                  Cleveland, Ohio 44105

     You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

                                          By Order of the Board of Directors.

                                          WILLIAM A. PAPENBROCK
                                          Secretary

June 10, 1994

                                   APPENDIX A

                  PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE
                       AMENDED ARTICLES OF INCORPORATION
                                       OF
                       PIONEER-STANDARD ELECTRONICS, INC.

     Article Fourth of the Amended Articles of Incorporation (which is the only portion of the Amended Articles of Incorporation affected by Proposal 2) shall be deleted and replaced by the following:

        "FOURTH: The authorized number of shares of the corporation is Forty Million (40,000,000) shares, all of which shall be Common Shares, without par value."

                               [INSERT MAP HERE]

SET FORTH ABOVE ARE MAPS TO THE SITE OF THE 1994 ANNUAL SHAREHOLDERS MEETING TO BE HELD ON TUESDAY, JULY 26, 1994. THE MAPS INCLUDE MAJOR CLEVELAND AREA LANDMARKS, MAJOR SURROUNDING ROADS AND HIGHWAYS, AND HOTELS AND OTHER LANDMARKS IN THE NEARBY AREA.

                         PIONEER-STANDARD ELECTRONICS, INC.
                   ANNUAL MEETING OF SHAREHOLDERS -- JULY 26, 1994
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             The undersigned hereby (i) appoints John V. Goodger and William A. Papenbrock, and each of them, as Proxy holders and attorneys, with full
P power of substitution, to appear and vote all of the Common Shares of Pioneer-Standard Electronics, Inc. which the undersigned shall be
R entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Cleveland South Hilton Inn, 6200 Quarry Lane,
O Cleveland, Ohio, on Tuesday, July 26, 1994, at 11:00 A.M., Eastern Daylight Time, and at any adjournments thereof, hereby revoking any and
X all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all of the Common Shares of the Company
Y represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN BELOW, SAID SHARES WILL BE VOTED "FOR"
        PROPOSALS 1 AND 2.


        Election of Directors, Nominees:                                       (change of address)

        Preston B. Heller, Jr., Arthur Rhein, and Thomas C. Sullivan.          ---------------------------------
                                                                               ---------------------------------
                                                                               ---------------------------------
                                                                               ---------------------------------
                                                                                (If you have written in the above
                                                                                space, please mark the corresponding
                                                                                box on the reverse side of this card.)





    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
    APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES
    IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                SEE REVERSE
                                                                   SIDE

X   PLEASE MARK YOUR              SHARES IN YOUR NAME  REINVESTMENT SHARES
    VOTES AS IN THIS
    EXAMPLE.



                     FOR        WITHHELD                                FOR       AGAINST     ABSTAIN
1.  Election of     [   ]        [   ]         2. Approval of an       [   ]       [   ]       [   ]        3.  In their discretion,
    Directors                                     amendment to                                                  to act on any other
    (see reverse)                                 the Amended                                                   matter or matters
                                                  Articles of                                                   which may properly
                                                  Incorporation to                                              come before the
For, except vote withheld from the following      increase the number of authorized                             meeting.
nominee(s):                                       Common Shares of the Company from
                                                  20,000,000 Common Shares to 40,000,000              THE BOARD OF DIRECTORS
- - --------------------------------------------      Common Shares.                                  RECOMMENDS A VOTE "FOR" PROPOSALS
                                                                                                            1 AND 2.




                        Change     [   ]
                          of
                        Address

                        Attend     [   ]
                       Meeting


SIGNATURE(S)                                 DATE
             ------------------------------       -----------------------

SIGNATURE(S)                                 DATE
             ------------------------------       -----------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.